Exhibit 10.12

Employment Agreement
of Fujian Grand Farm Foods Development Co., Ltd.

Party A: Fujian Grand Farm Foods Development Co., Ltd. (hereafter referred to as “Party A”)
Address: No. 2089 East Hanhua Road, Guohuan Town, Hanjiang District, Putian, Fujian Province, China
Legal Representative or authorized signer: Jianbing Yao

Party B: Biyun Huang (hereafter referred to as “Party B”)
ID: xxxxxxxx
Address: No. 528 South Xiecheng Blvd. Room 7-1004, Cheng Xiang District, Putian
Phone: xxxxxxxx

This Employment Agreement (the “Agreement”) is entered into by and between Party A and Party B pursuant to the Contract Law of the People’s Republic of China and other relevant laws and regulations.

Section 1. Type and Term of Agreement

Article 1. The parties agree that this Agreement is an employment agreement. The term of the Agreement is 24 months, starting from October 1, 2010 to October 1, 2012. Upon the expiration of the Agreement, the parties may extend the term of the Agreement for an additional N/A year(s) based on mutual agreement. If the parties agree to enter into a new employment agreement for the extension, the new agreement shall be entered into within 30 days before the expiration date of this Agreement.

Section 2. Probation Period

Article 2. The probation period will be N/A months starting from N/A to N/A.

Section 3. Position of Employee and Place of Work

Article 3. Party A hereby agrees to hire Party B as the Chief Financial Officer of Party A.

Article 4. Party B shall be responsible for:

(1)	Management of financial and accounting activities of Party A;
(2)	Organization of the accounting department and recruitment of accountants; and
(3)	Analysis of operation activities to improve the profitability of Party A.

Article 5. Party B shall work at Party A’s office in Putian, Fujian Province.

Article 6. Party B shall perform with due diligence the duties as a Chief Financial Officer and complete works assigned by Party A in a timely manner.

Section 4. Work Hours and Vacation

Article 7. Party B is not subject to any fixed work hours. However, Party B shall perform his/her work duties set forth in Article 4 with good faith and due diligence.

Article 8. Party B is entitled to statutory holidays and employee vacation times, including but not limited to, New Year’s Day, Chinese New Year, Labor Day, National Day and other statutory holidays, maternity leave, bereavement leave, honeymoon, etc.

Article 9. Party B shall work overtime as requested by Party A.

Section 5. Company Rules and Policies

Article 10. Party B shall comply with applicable laws and regulation and act in accordance with social and professional ethics. Party B shall not act against the reputation and benefit of Party A.

Article 11. Party B shall comply with internal rules and policies of Party A. Party A shall timely notify its employees of any change of internal rules and policies.

Article 12. Party B shall not engage in any outside work or activity that may have conflict of interest against Party A and shall protect Party A’s intellectual properties and trade secrets to which Party B has access.

Article 13. Until this Agreement is terminated, Party A shall have the right to impose administrative or monetary penalties on Party B pursuant to laws and company rules if Party B’s act violates company rules.

Section 6. Compensation

Article 14. Party B shall be entitled to compensation as follows:

(1)	Party B is entitled to a monthly salary of RMB N/A during the probation period.
(2)	After the probation period, Party B is entitled to a monthly salary of RMB 7,500 and a bonus based on the performance of the company.
(3)	Party B’s monthly salary shall be payable on the 25th day of each month.
(4)	Party B’s compensation for overtime shall be determined by both parties through further consultation.
(5)	Party B is entitled to a raise of salary based on the local economy in accordance with employee compensation guidance issued by the local government.
(6)	Party B’s salary is deductible for leaves.

Article 15. The parties shall pay the employee’s social insurance as follows:

(1)	The parties shall pay their respective share of the employee’s social insurance. Party B’s payment of social insurance may be firstly paid by Party A and then deducted from Party B’s salary.
(2)
Party A is responsible for the first-time aid for any incident or injury that Party B suffers during work hours and for which a request for work-related injury assessment is submitted to the labor and social insurance department within the stipulated time period. Party B is entitled to all statutory compensation and treatment for work-related injuries.

(3)	Party B is entitled to all statutory employee benefits.

Section 7. Reimbursement

Article 16. Party A shall reimburse Party B for work-related traveling expenses.

Section 8. Amendment, Termination and Expiration of the Agreement

Article 17. The terms and conditions of this Agreement may be amended if any relevant laws and regulations are amended.

Article 18. In case that the performance of this Agreement is rendered impossible by any material change of circumstances, the parties may amend or terminate this Agreement upon mutual agreement.

Article 19. If Party A determines during Party B’s probation period that Party B is incompetent for the designated position, Party A shall give Party B notification of termination of the Agreement three days before the end of the probation period.

Article 20. Party A may terminate the Agreement and the employment of Party B immediately if:

(1)
Party B gives false or fake personal information, including but not limited to: termination of employment with former employer, identity, residence registration, educational background, medical check, history of mental or infectious disease, history of dismissal by former employer, drug abuse, imprisonment or history of criminal liability, etc.;

(2)	Party B violates company rules in a serious circumstance;
(3)	Party B engages in serious negligence or favoritism, which causes a damage of RMB 5,000 or more to Party A;
(4)
Party B establishes employment relationship with another employer, disregards Party A’s warning and fails to perform his/her duties as assigned by Party A, which causes a damage of RMB 5,000 or more to Party A;

(5)	Party B is charged with a criminal offense;
(6)	Either party terminates the Agreement with the other party’s consent;
(7)	This Agreement is entered into or amended by Party B through fraud or coercion; or
(8)	This Agreement is deemed void under any applicable laws and regulations.

Article 21. Party A may terminate the Agreement by giving Party B a 30-day written notice if:

(1)	Party B is unable to perform the work assigned by Party A due to sickness or injury;
(2)	Party B is incompetent to perform the work assigned by Party A after training or change of position and refuses to accept Party A’s arrangement for change of position;
(3)	Party B’s designated position is no longer in existence due to merger, division, joint venture, change of ownership, change of operation or location of Party A;
(4)	Party A has difficulties continuing its business; or
(5)	The parties cannot reach an agreement on the amendment of the Agreement pursuant to Article 18.

Article 22. Party B may terminate the Agreement by giving Party A a 30-day written notice (or by a 3-day written notice if during the probation period). Party B may also terminate the Agreement at any time if:

(1)	Party A fails to provide labor security or conditions as agreed in this Agreement;
(2)	Party A fails to pay Party B’s salary on time or in the agreed amount;
(3)	Party A fails to pay the required amount of social insurance for Party B;
(4)	Party A’s internal rules or policies contradict with laws and regulations and harm the benefit of employee;
(5)	This Agreement is rendered unenforceable according to section 1 of Article 26; or
(6)	Any situation, under which the employee has the right to terminate the Agreement pursuant to applicable laws and regulations, occurs.

Party B may terminate this Agreement immediately without notice if Party A forces Party B to work by threat, violence, or detention, or Party A forces Party B to work in danger.

Article 23. The Agreement shall be terminated if:

(1)	The parties cannot reach an agreement on renewal of the Agreement upon the expiration of the Agreement;
(2)	As agreed by the parties, an event that triggers the termination of the Agreement happens;
(3)
Party B is temporarily unable to perform his/her duties under the Agreement for 15 consecutive days due to, including but not limited to, detention by police, off-duty training program, engagement in public service activities, etc.;

(4)	Party B joins the military or is committed to other statutory duties; or
(5)	The Agreement must be terminated under any applicable laws and regulations.

Sectin 9. Parties’ Duties Upon Termination of the Agreement

Article 24. Upon termination of the Agreement, Party B is obligated to:

(1)	Complete transition work with the successor designated by Party A;
(2)	Return office supplies, documents and equipment to Party A;
(3)	Return all material information of Party A;
(4)	Coordinate with Party A to clear all debts between the parties;
(5)	Complete all paperwork in connection with resignation required by Party A; and
(6)	Complete or handover all unfinished matters.

Article 25. Upon termination of the Agreement, Party A is obligated to:

(1)	Prepare all paperwork and procedure for the termination of employment of Party B; and
(2)	Issue work evaluation for Party B upon Party B’s request.

Section 10. Economic Compensation and Damages

Article 26. If Party B fails to give Party A the 30-day notice for his/her resignation, Party A shall pay Party B’s earned salary after the transition of work is complete.

Article 27. If Party B causes economic damage to Party A by failing to repay his/her debt to Party A or by terminating the Agreement in breach of any term of the Agreement, Party B shall be subject to compensating Party A for such damages, and Party A has the right to deduct such amount from Party B’s salary or bonus. If Party B’s salary or bonus is not sufficient for the compensation, Party A is entitled to make claim against Party B for the deficient amount.

Section 11. Confidentiality

Article 28. Party B shall keep confidential any of Party A’s trade secrets. Trade secret means any information that is not generally known, by which Party A can obtain an economic interest, and is protected by Party A from disclosure, including but not limited to:

(1)
Technology information, including technology and project design, formula, technique flowchart, statistic, computer software, database, experiment report, drawing, sample, module, operation manual, documents and business communications;

(2)
Operation information, including customer list, marketing plan, purchasing materials, pricing policies, undisclosed financial information, compensation, supplier information, sales policies, bidding materials, etc.; and

(3)	Any other information that Party A is obligated to keep confidential pursuant to laws and agreements.

Section 12. Dispute Resolution

Article 29. Any dispute arising from performance of this Agreement may be resolved through consultation or submitted to a labor arbitration committee at Party A’s location or submitted to a court of law at Party A’s location.

Chapter 13. Miscellaneous

Article 30. The internal rules and policies of the company (including but not limited to employee’s manual, description of duty, training agreement, confidential agreement and security code) are integral part of this Agreement and shall have the same effect of this Agreement.

Article 31. If any terms or conditions of this Agreement contradict with any laws or regulations, such laws and regulations shall prevail.

Article 32. The parties may enter into other agreements for any unsettled matters under this Agreement. If there is no agreement addressing an unsettled matter under the Agreement, the matter shall be handled according to applicable laws, regulations or Party A’s internal rules.

Article 33. Supplemental Articles

N/A

Article 34. This Agreement shall be executed in three duplicate originals. Party A shall hold two duplicate originals and Party B shall hold one duplicate original. This Agreement shall become effective upon execution by both parties.

Party A: Fujian Grand Farm Foods Development Co., Ltd. [seal]

/s/ Jianshan Yao

Party B: Biyun Huang

/s/ Biyun Huang

Signing Date: October 1, 2010
Signing Place: